Exhibit No. 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Algoma Central Employee Stock Purchase Plan Administration Committee:

We consent to incorporation by reference in the previously filed registration statement (No. 33-80309) on Form S-8 of Wisconsin Central Transportation Corporation of our report dated September 4, 1998, relating to the statements of net assets available for benefits of the Algoma Central Employee Stock Purchase Plan as of June 30, 1998 and 1997 and the related statements of changes in net assets available for benefits for the years ended June 30, 1998 and 1997 and the six month period ended June 30, 1996.


                                       KPMG Peat Marwick LLP


Chicago, Illinois
September 25, 1998


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